EXHIBIT 3.1

Delaware PAGE 1
The First State
I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF FORMATION OF “GMF LEASING LLC”, FILED IN THIS OFFICE ON THE TWENTY-FIFTH DAY OF JANUARY, A.D. 2011, AT 12:29 O’CLOCK P.M.
4931466 8100
110076372
Jeffrey W. Bullock, Secretary of State
AUTHENTICATION: 8516717
DATE: 01 – 25 – 11
You may verify this certificate online at corp. delaware.gov/authver.shtml

State of Delaware Secretary of State Division of Corporations Delivered 12:33 PM 01/25/2011 FILED 12:29 PM 01/25/2011 SRV 110076372 - 4931466 FILE
STATE of DELAWARE LIMITED LIABILITY COMPANY CERTIFICATE of FORMATION
SECTION 1: The name of the limited liability company is GMF Leasing LLC (the “Company”).
SECTION 2: The address of the registered office of the Company in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street, in the City of Wilmington, County of New Castle.
SECTION 3: The name and address of the registered agent for service of process on the Company is The Corporation Trust Company, 1209 Orange Street, in the City of Wilmington, County of New Castle.
SECTION 4: This Certificate of Formation shall be effective upon filing.
In Witness Whereof, the undersigned has executed this Certificate of Formation this 25th day of January, 2010.
Frank E. Brown III
Authorized Person Frank E. Brown III
B44W986VJ